Exhibit 99



Contact:  Mark A. Steinkrauss, Vice President - Corporate Relations at TDS
           (312) 630-1900  email:  mark.steinkrauss@teldta.com


FOR RELEASE:  IMMEDIATE

                       TDS WITHDRAWS TRACKING STOCK OFFER:
                         TDS WILL NOT ACQUIRE USM SHARES

December 18, 1998, Chicago, Illinois - United States Cellular Corporation [AMEX:USM] announced that the offer it received from its parent company, Telephone and Data Systems, Inc. [AMEX:TDS], to acquire all of the outstanding Common Shares of USM not already owned by TDS, has been withdrawn. Under the TDS offer, made in December 1997, the public shareholders of USM, who currently own 19% of the common equity of USM, would have exchanged such shares for shares of tracking stock related to the business of USM. Because the offer to acquire USM shares has been withdrawn, the Special Committee at USM created to review the offer will be dissolved.

Headquartered in Chicago, USM manages and invests in cellular systems throughout the United States. At September 30, 1998, USM owned interests representing approximately 25.9 million pops, making it the eighth largest cellular telephone company in the United States based on pops. USM manages operational systems serving 143 markets.





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